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                                   EXHIBIT 21
                                  Subsidiaries

TAL Financial Corporation
TCA Management Company
Teleservice Corporation of America
Texas Community Antennas, Inc.
Telecable Associates, Inc.
Sun Valley Cablevision, Inc.
VPI Communications, Inc.
TCA Communications, Inc.
M.T. Associates, Inc.
TCA Interests, L.L.C.
TCA Holdings, L.P.
TCA Interests II, Inc.
TCA Holdings II, L.P.
TCA Cable Partners
TCA Cable Partners II